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AT Epimmune:	AT Financial Relations Board:
Robert De Vaere	Lars Glassen	Tricia Ross
VP, Finance & Admin.	General Information	Investor/Analyst Information
& CFO	(310) 407-6517	(310) 407-6540
(858) 860-2500	lglassen@financialrelationsboard.com	tross@financialrelationsboard.com

FOR IMMEDIATE RELEASE
September 28, 2004

EPIMMUNE PREPARING PHASE 2 STUDY OF CANCER VACCINE
BASED ON POSITIVE INITIAL HUMAN RESULTS

SAN DIEGO, September 28, 2004 – Epimmune Inc. (Nasdaq: EPMN) today announced plans for a Phase 2 study of its EP-2101 vaccine in patients with late stage non-small cell lung (NSCL) cancer, based on evidence of relevant biological responses in early clinical trials in both NSCL and colorectal cancer.

Analysis of the data from patients who completed the initial trials showed that EP-2101:

•	was immunogenic with approximately 93% of the patients evaluated responding to at least one epitope included in the vaccine;

•	induced a multi-epitope response with approximately four vaccine epitopes being the average number recognized by the patients evaluated and approximately 53% of the patients evaluated responding to at least five of the nine epitopes included in the vaccine; and

•	was safe and well tolerated.

The goal of the Phase 2 study will be to correlate overall survival and clinical benefit to patients with the immunogenicity demonstrated in the Phase 1 trials.

The Phase 2 study will be conducted in stage IIIB/IV NSCL cancer patients with advanced disease as a single dose level, open-label study. The primary endpoints will be overall survival and safety. Secondary endpoints will be progression-free survival and vaccine immunogenicity. The study will be conducted by Epimmune in the United States and is expected to involve between 10 and 12 sites and enroll approximately 84 patients. Enrollment is expected to be complete by the end of 2005 and data from the study is expected to be available beginning in the second half of 2006.

Phase 1 Trial Results

The Company enrolled a combined total of 24 patients in two Phase 1 clinical trials of its EP-2101 multi-epitope therapeutic cancer vaccine. One trial enrolled stage IIB/IIIA NSCL cancer patients, and the other trial enrolled stage III colorectal cancer patients. A total of 16 patients completed all of their vaccinations of which the immune responses of 15 have been evaluated to date. Based on the 24 patients enrolled, EP-2101 was determined to be safe and well tolerated. In addition, based on

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Epimmune Inc.

immune response measurements using a validated interferon-gamma ELISPOT assay, cytotoxic T lymphocyte (CTL) responses against one or more of the epitopes presented were observed in 14 of 15 (93%) patients who have been evaluated: with a range of one to seven epitope responses being detected. Eight of the 15 (53%) patients evaluated responded to at least five of the vaccine epitopes and to at least three native epitopes – either directly to the native epitopes included in the vaccine or by cross reaction between the response to an analog epitope included in the vaccine and its corresponding native epitope. The average number of epitopes recognized at week 18 by the patients evaluated to date was approximately four. In addition, 64% of the patients evaluated responded to the PADRE® epitope, raising helper T lymphocyte (HTL) responses, believed to support anti-tumor activity.

The EP-2101 cancer vaccine candidate used in these trials includes nine CTL epitopes from four tumor associated antigens (TAA) including two proprietary native epitopes and seven modified, or analog, epitopes. Tolerance to TAA, which is a failure of the immune system to recognize the cancer as diseased tissue, is broken by using these analog epitopes which enhance the potency of the T cell response. PADRE®, the Company’s proprietary universal HTL epitope, is also included in the vaccine as an immunostimulant. Patients enrolled in the trials had previously had surgery, chemotherapy, or radiotherapy to remove all detectable cancer cells and, as a result, were generally expected to have normal immune system function. Each patient who completed the trial received six injections of the vaccine at three-week intervals.

Dr. Emile Loria, President and CEO of Epimmune said, “The Phase 1 results clearly demonstrate the ability of our proprietary analog epitopes included in EP-2101 to elicit a multi-epitope response in a cancer setting where breaking tolerance has always been a key challenge. The breadth of the immune response elicited by our therapeutic vaccine gives us optimism as we move to Phase 2 trials in later stage lung cancer patients who currently have limited treatment options and poor clinical prognosis.”

About Epimmune Inc.

EPIMMUNE INC., based in San Diego, is focused on the development of vaccines using multiple epitopes to specifically activate the body’s immune system. Epitopes, critical signaling molecules, stimulate the T cell arm of the immune system to respond to specific regions of cancer cells or infectious agents. By combining multiple, selected epitopes into a single vaccine candidate, the immune response can be both targeted and optimized for strength. Epimmune’s therapeutic vaccine candidates have been designed to treat disease by stimulating the body’s immune system to respond aggressively to infections such as HIV, hepatitis C virus and hepatitis B virus, and tumors such as breast, colon, lung and prostate. The Company’s prophylactic vaccine candidates have been designed to protect against disease by teaching the body’s immune system to react quickly when exposed to infectious agents. Epimmune’s technology can also be used to identify and potentially eliminate undesirable reactions to therapeutic drugs or consumer products by modifying specific epitopes to suppress the unwanted immune response without degrading product efficacy. For more information on Epimmune, visit www.epimmune.com.

Forward-Looking Statements

This press release includes forward-looking statements that reflect Epimmune’s management’s current views of future events, including statements regarding the potential advantages of analog epitopes in cancer vaccines, the ability of the Company’s PADRE® technology to enhance the

Epimmune Inc.

immune response and support anti-tumor activity, the support provided by the data from the Phase 1 trial of EP-2101 for the design and implementation of a Phase 2 trial with survival, immunogenicity and safety endpoints, the support the preliminary data from the two Phase 1 cancer trials provide for the Company’s multi-epitope approach, the timing for completion of enrollment for the Phase 2 study and the availability of data from the study, the ability of epitope-based vaccines to treat lung cancer and colorectal cancer, and the safety and efficacy of epitope-based products in humans. Actual results may differ materially from the above forward-looking statements due to a number of important factors such as whether the Company will be able to enroll the desired number of patients in its Phase 2 NSCL cancer study on schedule, whether patients enrolled in the Phase 2 study complete the study, whether the Company will be able to obtain and analyze data from the study by the second half of 2006, whether results in the Phase 2 study will be consistent with results from the Phase 1 study, whether there will be a correlation in the Phase 2 study between overall survival and clinical benefit to patients with immunogenicity, whether patients with advanced stage disease will be able to mount an immune response, whether the Company will have sufficient funding available to support further development of its vaccine candidates, whether the Company or any of its partners is able to develop pharmaceutical products using epitopes or analog epitopes, the regulatory approval process, the possibility that the FDA may comment or raise concerns or questions with respect to any IND or IND amendment the Company files and, therefore, clinical trials may not begin when planned, the possibility that the Company’s clinical studies may not provide the FDA with sufficient clinical data to permit proceeding to the next stage of clinical development of a new drug even though the Company believes it is doing the right studies based on the protocol and the possibility that testing may reveal undesirable and unintended side effects or other characteristics that may prevent or limit the commercial use of proposed products. These factors are more fully discussed in the Company’s Annual Report on Form 10-K, as amended, filed with the SEC for the year ended December 31, 2003, the Company’s Quarterly Report on Form 10-Q filed with the SEC for the quarter ended June 30, 2004 and other periodic reports filed with the Securities and Exchange Commission. Epimmune expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.